Exhibit 99.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement, effective as of August 7, 2024 (the “Effective Date”), is entered into by and between Newmark Partners, L.P., together with its successors and assigns (collectively, the “Company”), and Barry M. Gosin (“Employee”), and with respect to Sections 3(b)(ii), 3(b)(iii), 4(c), 4(d), 5(d) and 5(e), and 7(d) only, Newmark Holdings, L.P. (the “Partnership”) (the “Agreement”).

WHEREAS, Employee is employed by the Company pursuant to the amended and restated employment agreement by and between Employee, the Partnership and the Company, dated February 10, 2023 (the “NPLP Prior Agreement”);

WHEREAS, Employee entered into a separate letter agreement with the Partnership, dated December 1, 2017 (the “NHLP Prior Letter Agreement”);

WHEREAS, Employee entered into a separate letter agreement with BGC Holdings, L.P., dated December 1, 2017 (the “BGCHLP Prior Agreement”);

WHEREAS, the Company and Employee desire to enter into this Agreement, on the terms and conditions set forth below, to provide for the continued employment of Employee; and

WHEREAS, as of the Effective Date, this Agreement shall supersede and replace the NPLP Prior Agreement (and the NHLP Prior Letter Agreement and BGCHLP Prior Agreement remain null and void as of February 10, 2023).

NOW, THEREFORE, in consideration of the mutual agreements set forth below, the sufficiency of which is hereby acknowledged, the Company, the Partnership (with respect to Sections 3(b)(ii), 3(b)(iii), 4(c), 4(d), 5(d), and 5(e), and 7(d) only), and Employee therefore agree:

Section 1. Employment and Term.

(a) The Company hereby agrees to engage Employee, and Employee hereby agrees to serve, on the terms and conditions set forth in this Agreement, with the title and duties set forth in Section 2, for a term commencing as of the date hereof and, unless otherwise earlier terminated as specified in Section 4 or 5 below, ending on December 31, 2026 (the “Initial Term”). The Initial Term, together with any extensions, shall be referred to herein as the “Term of Employment”.

(b) Following the expiration of the Initial Term, the Term of Employment shall continue on the same terms and conditions set forth in this Agreement until the earliest of: (i) the six (6) month anniversary of the date on which Employee notifies the Company in writing of Employee’s intention to terminate this Agreement; (ii) the three (3) month anniversary of the date on which the Company notifies Employee in writing of the Company’s intention to terminate this Agreement; or (iii) the date that this Agreement is otherwise terminated in accordance with its terms, including, without limitation, termination under Section 4 or 5.

Section 2. Duties.

(a) Employee agrees that during the Term of Employment, Employee will: (i) serve as the Chief Executive Officer of Newmark Group, Inc. (“Newmark”), subject to the approval of the Board of Directors of Newmark; (ii) report to the Executive Chairman of Newmark (or the successor equivalent) (the “Executive Chairman”) (which currently is Howard W. Lutnick); and (iii) perform such lawful duties and assignments as the Executive Chairman shall direct in furtherance of the Company (including any successors and assigns) and any entity whether now existing or hereafter arising that directly or indirectly, through one or more intermediaries, controls or is controlled by or under common control with the Company (each such entity, an “Affiliate”). During the Term of Employment, Employee shall, except during customary vacation periods and periods of illness, devote substantially all of Employee’s business time, attention and energies to the performance of Employee’s duties and to the business and affairs of the Company and its Affiliates and to promoting the best interests of the Company and its Affiliates, and Employee shall not, either during or outside of such normal business hours, directly or indirectly, engage in any activity inimical to such best interests. The Company and Newmark retain the right, in its sole discretion, to place Employee on paid (i.e., at his Salary) and/or administrative leave if it determines that the circumstances so warrant.

(b) Subject to the above, Employee may purchase or invest in real estate (1) personally (and along with friends and family) and/or (2) with an institutional real estate fund if the fund is not one of, nor substantially or primarily owned, controlled, or managed by, any of Newmark’s brokerage competitors (e.g., including but not limited to CBRE, JLL, Cushman & Wakefield, or Colliers), and retain the customary asset management fees and success-based promote and/or bonus payments associated with such purchase or investment. Employee will inform the Executive Chairman before or after making such purchase or investment of all material terms of such opportunity and offer Newmark or its designee the opportunity to partner up to fifty percent (50%) with Employee in Employee’s interest in such investment or purchase on the same terms and conditions as Employee (the “Permitted Activities”). For avoidance of doubt, Employee may not solicit investments for, or provide services to, institutional real estate funds or affiliated funds themselves other than for the benefit of the Company and its Affiliates in accordance with Employee’s duties under this Agreement. Permitted Activities shall also include Employee using his personal funds to make investments that are in compliance with the Company’s and its Affiliates’ policies and practices or as otherwise expressly approved by the Executive Chairman. Employee shall be permitted to work from his residence or remotely while traveling from time to time as reasonably determined by the Company.

Section 3. Compensation During the Term of Employment.

The Company shall pay to Employee compensation as follows, subject to the terms and conditions herein:

(a) During the Term of Employment, the Company shall pay to Employee a salary (the “Salary”) at an annual rate of One Million Dollars ($1,000,000), less applicable taxes and withholdings, in accordance with the Company’s payroll practices (which currently is payable on or about the 15th and last day of each month).

(b) In consideration for the services Employee has provided to the Company and its Affiliates with respect to calendar year 2022, and is expected to provide to the Company and its Affiliates with respect to calendar years 2023-2026, and subject to the terms and conditions herein:

(i) the Company shall pay Employee a cash bonus in the gross amount of One Million Five Hundred Thousand Dollars ($1,500,000) with respect to each of calendar years 2022, 2023, 2024, 2025, and 2026 (each is a “Cash Bonus”). Payment of any Cash Bonus is currently expected to be made at such time as bonuses with respect to the applicable calendar year are generally distributed to other similarly situated employees of the Company in connection with the year-end compensation review process (or as soon as practicable thereafter) and, in all events, in the calendar year following the calendar year to which the Cash Bonus relates, subject to the terms herein; and

(ii) the Company shall provide Employee, as soon as practicable after February 10, 2023, a one-time Grant Award (defined below), calculated by dividing Forty Million Dollars ($40,000,000) by the Newmark stock price as of the close of business on the date this Agreement is fully executed (provided that the Company shall execute the Agreement as promptly as practicable after Employee has delivered an executed copy to the Company), which represents a Ten Million Dollar ($10,000,000) non-exchangeable NPSU Grant Award attributable to each of calendar years 2022, 2023, 2024 and 2025 (the “Deferred Comp Bonus I”). Subject to the terms herein and the grant document(s) under which such NPSUs are awarded (including but not limited to any conversion, vesting, or monetization schedule and conditions (such as service and revenue thresholds), cancellation, and restrictive covenant provisions contained therein), (y) twenty-five percent (25%) of such NPSUs shall convert into non-exchangeable PSUs, with the first 25% installment effective as of April 1, 2023 and the remaining three 25% installments effective as of December 31 of 2023 through 2025 (each a “Conversion Date”), as adjusted upwards by dividing such number of NPSUs by the then current Exchange Ratio (as defined in the Amended and Restated Agreement of Limited Partnership of Newmark Holdings, L.P. (the “Partnership Agreement”)) upon the applicable Conversion Date, provided that, as of each applicable Conversion Date: (i) Newmark, inclusive of its Affiliates, earns, in the aggregate, at least $10,000,000 in gross revenues in the calendar quarter in which the applicable award of PSUs is to be granted and (ii) except as otherwise explicitly provided herein, Employee is still performing substantial services exclusively for the Company or an Affiliate, has not given notice of termination of his services except pursuant to Section 1, and has not breached his obligations under the Partnership Agreement; and (z) such PSUs as converted from NPSUs shall become Exchangeable on the following schedule, and subject to Sections 3(b)(iv), 4 and 5:

Deferred Comp Bonus I

% of NPSUs converted to PSUs	NPSU to PSU effective Conversion Date	Distribution- Earning Date	Ratable Portion of the PSU Award becoming Exchangeable Per Year	Effective Exchangeable Dates
25%	April 1, 2023	April 1, 2023	1/7th per year through December 31, 2025; 1/4th of the then-remaining balance per year thereafter	December 31 of 2023-2029
25%	December 31, 2023	January 1, 2024	Same as above	December 31 of 2024-2029
25%	within thirty (30) days or as soon as practicable following the Effective Date	within thirty (30) days or as soon as practicable following the Effective Date	Same as above	December 31 of 2025-2029
25%	December 31, 2025	January 1, 2026	1/4th per year	December 31 of 2026-2029

As additional consideration for Employee continuing to provide services through December 31, 2026, the Company shall provide Employee as soon as practicable after the Effective Date a one-time Grant Award, calculated by dividing Twenty Million Dollars ($20,000,000) by the Newmark stock price as of the close of business on the date that this Agreement is fully executed by all parties (provided that the Company shall execute this Agreement as promptly as practicable after Employee has delivered an executed copy to the Company), which represents an additional Five Million Dollar ($5,000,000) non-exchangeable NPSU Grant Award attributable to calendar year 2025 and a Fifteen Million Dollar ($15,000,000) non-exchangeable NPSU Grant Award attributable to calendar year 2026 (the “Deferred Comp Bonus II”). For purposes herein, Deferred Comp Bonus I and Deferred Comp Bonus II shall collectively be referred to herein as the “Deferred Comp Bonus”). Subject to the terms herein and the grant document(s) under which such NPSUs are awarded (including but not limited to any conversion, vesting, or monetization schedule and conditions (such as service and revenue thresholds), cancellation, and restrictive covenant provisions contained therein), (y) twenty-five percent (25%) of such NPSUs awarded as Deferred Comp Bonus II shall convert into non-exchangeable PSUs, effective as of December 31, 2025 and the remaining seventy-five percent (75%) of such NPSUs awarded as Deferred Comp Bonus II shall convert effective as of December 31, 2026 (each also is a “Conversion Date”), as adjusted upwards by dividing such number of NPSUs by the then current Exchange Ratio (as defined in the Partnership Agreement) upon the applicable Conversion Date, provided that, as of each applicable Conversion Date: (i) Newmark, inclusive of its Affiliates, earns, in the aggregate, at least $10,000,000 in gross revenues in the calendar quarter in which the applicable award of PSUs is to be granted and (ii) except as otherwise explicitly provided herein, Employee is still performing substantial services exclusively for the Company or an Affiliate, has not given notice of termination of his services except pursuant to Section 1, and has not breached his obligations under the Partnership Agreement; and (z) such PSUs as converted from NPSUs shall become Exchangeable on the following schedule, and subject to Sections 3(b)(iv), 4 and 5:

Deferred Comp Bonus II

% of NPSUs converted to PSUs	NPSU to PSU effective Conversion Date	Distribution- Earning Date	Ratable Portion of the PSU Award becoming Exchangeable Per Year	Effective Exchangeable Dates
25%	December 31, 2025	January 1, 2026	1/4th per year	December 31 of 2026-2029
75%	December 31, 2026	January 1, 2027	1/4th per year	December 31 of 2027-2030

For purposes of the Deferred Comp Bonus and herein, “Exchangeable” shall mean the grant of exchangeability, exchange, redemption, and/or issuance of shares or cash payment with respect to the eligible non-exchangeable Partnership units. “Exchangeable Date” is the date or dates upon which the eligible non-exchangeable Partnership unit becomes Exchangeable, or as soon as practicable thereafter.

(iii) If and only if Employee is employed in Good Standing1 through December 31, 2026, then (y) seventy-five percent (75%) of the aggregate number of PSUs issued in conversion of the Deferred Comp Bonus NPSUs, less the number of PSUs issued in conversion of the Deferred Comp Bonus NPSUs that became Exchangeable or were otherwise monetized during the Initial Term, shall become Exchangeable; and (z) the remainder of such PSUs issued in conversion of the Deferred Comp Bonus NPSUs, to the extent not already Exchangeable, shall become Exchangeable, except as modified by Sections 4(c), 4(d), 5(a) or 5(d) as applicable and irrespective of whether Employee remains employed following the end of the Initial Term, effective over the first through fourth anniversaries of the end of the Initial Term, if and only if Employee does not breach any of his obligations under this Agreement for the period through the applicable Exchangeable Date; and provided that, save for the Deferred Comp Bonus, any grant of exchangeability for, or monetization of, any non-exchangeable Partnership Units held by Employee during the Initial Term remains solely in the discretion of the Compensation Committee. The acceleration of Exchangeability contemplated in Section 3(b)(iii)(y) above shall be effectuated proportionately in relation to the dates upon which such non-exchangeable Partnership units would otherwise have become Exchangeable pursuant to the tables for Deferred Comp Bonus I and II.

(iv) In consideration of Employee continuing to provide services pursuant to, and in compliance with, the Agreement through December 31, 2026, the Company shall make a cash payment of Five Million Dollars ($5,000,000) (“Retention Bonus”) to Employee as soon as practicable following the Effective Date. Further, the Employee continuing to provide services pursuant to, and complying with the terms of, the Agreement through December 31, 2026 is a material inducement and condition for the Company to provide the Retention Bonus hereunder (and but for which, absent Employee’s agreement herein, the Company would not have agreed to provide the Retention Bonus).

(v) No Cash Bonus or Deferred Comp Bonus shall be reduced or otherwise adversely affected by Employee’s absence from work for paid vacation days, paid personal days, paid floating holidays, paid sick leave or similar paid leaves, provided that Employee’s absence in each case is in accordance with the Company’s then-current policies; however, any of these bonuses shall be reduced on a prorated basis if Employee is absent from work for any other reason. Employee understands, acknowledges, and agrees it is a condition precedent to Employee’s earning and/or receipt of any Cash Bonus or Deferred Comp Bonus (or any portion thereof) that, as of the applicable payment, distribution, grant, vesting, redemption, exchange, conversion, and/or Exchangeable date, that Employee remains employed by the Company in Good Standing, except as otherwise set forth in Section 3(b)(iii) and Sections 4(c), 4(d), and 5(a) in the event of a termination by the Company without Cause or due to Employee’s death or permanent physical disability.

(c) During the Term of Employment, at the sole discretion of the Company, Employee shall be eligible to participate in a commission-sharing arrangement, under such terms and conditions applicable to Employee and in accordance with the Company’s then current policies and practices with respect to commissions that are generated by, and attributed by the Company to, Employee and the Company (the amount payable to Employee under such commission-sharing arrangement shall be the “Commissions”), provided that, any Commissions shall be earned and payable to Employee only if Employee is not in material breach of this Agreement as of the date payment is to be otherwise made and all such Commissions for Employee must be approved by the Compensation Committee, as defined below.

(d) Employee shall be eligible for a discretionary annual bonus (a “Bonus”), subject to the approval of, and satisfactory achievement by Employee of such performance goals or targets as may be established by, the Compensation Committee of the Board of Directors of Newmark (the “Compensation Committee”) in its absolute discretion from time to time. It is a condition precedent to Employee’s receipt of any Bonus that Employee remains employed by the Company, and not in material breach of this Agreement, as of the date payment is to be otherwise made, and any Bonus is subject to satisfaction of the applicable performance targets established by the Compensation Committee.

[1]	“Good Standing” means that Employee (i) is employed by the Company and has not been given notice of, or is not on, suspension or under investigation, is providing substantial services to the Company, and has not engaged in any act or omission constituting Cause, (ii) has neither given nor received notice of termination of this Agreement or of Employee’s employment with the Company except in accordance with Section 1 of the Agreement, and (iii) has not breached this Agreement or any other agreement with the Company or any Affiliate.

(e) Employee understands and agrees that the component parts of the aggregate compensation-related amounts attributed to Employee by the Company other than the Salary, Cash Bonus, and Deferred Comp Bonus as set forth above (including but not limited to the Bonus) may, as determined in the sole discretion of the Company, consist of one or more of the following and valued as described herein:

(i) a cash payment and

(ii) a contingent non-cash grant award, subject to the terms (including but not limited to any vesting schedule and conditions (such as service and revenue), cancellation, and restrictive covenant provisions contained therein) of the grant document(s) and the partnership or other agreement under which such non-cash grant is awarded (each such award shall be a “Grant Award”). The form, manner, and valuation of such Grant Award shall be determined in the sole discretion of the Company. Employee understands that such non-cash grant may consist of, without limitation, PSUs, NPSUs, PPSUs, or NPPSUs, as those terms are defined in the Partnership Agreement, as further amended or restated from time to time, or may consist of RSUs or any other form of non-cash grant.

(f) Except as contemplated in Section 3(b)(ii), nothing herein shall be construed as requiring Newmark or the Company to procure the grant of any particular type of contingent non-cash grant award or preventing Newmark or the Company from procuring the grant of any other type of contingent non-cash Grant Award from time to time. For the avoidance of doubt, where Newmark or the Company procures that any payment, award, benefit, or loan of money or property (including without limitation distributions in respect of such award and the application of any distributions) (each an “Award”) pursuant to this Agreement or otherwise, is provided to Employee by the Company or an Affiliate, Employee agrees that Newmark and the Company shall be entitled to treat such Award as being in satisfaction of any of its own obligations to Employee with respect to the Award, including but not limited to under Section 3(e) herein.

(g) Employee shall be entitled each year to participate in such employee benefit plans and programs as the Company may from time to time generally offer to employees of the Company in accordance with the Company’s then applicable practices and practices. Employee will also be entitled to a vacation or vacations in accordance with the policies of the Company as determined by the management of the Company from time to time. The Company shall not pay Employee any additional compensation for any vacation time not used by Employee, other than as required by law.

(h) During the Term of Employment, the Company shall (i) provide Employee with a sedan or sports utility vehicle for business use in connection with Employee’s duties under this Agreement and a driver for such vehicle; (ii) provide Employee with a secretary in connection with the performance of Employee’s duties (provided that such secretary shall not be required to work alongside Employee if Employee is working remotely); (iii) pay or reimburse Employee for reasonable expenses incurred or paid by Employee to attend the World Economic Forum annual meeting; and (iv) pay or reimburse Employee for reasonable expenses incurred or paid by Employee to attend other meetings and industry events beneficial to the Company.

(i) Except as specified to the contrary herein, all compensation shall be subject to withholding and other applicable taxes. The Company shall pay or reimburse Employee for reasonable travel and entertainment expenses incurred by Employee in accordance with the Company’s then current practices or such practices specifically applicable to Employee.

(j) Except where explicitly set forth herein to the contrary, all compensation shall be earned and payable only if Employee is employed by the Company or an Affiliate as of the date payment is to be otherwise made; except that Employee’s then-current Salary shall be payable to Employee pro-rated to the date of Employee’s employment termination.

(k) For all purposes of this Agreement, all references to units, Newmark Class A common stock, and any other non-cash grants shall also include or shall instead mean, to the extent applicable and as determined by the Company, any other equity instrument issued to Employee in connection with any merger, reorganization, acquisition, or spin-off of/by Newmark or the Company (e.g., Newmark’s initial public offering) or other similar event. If the securities or units contemplated herein at any time prior to each applicable grant date shall have been increased, decreased, changed into, or exchanged for a different number or kind of securities or units (or other property) as a result of a subdivision, reorganization, spin-off, recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split, combination or other similar change, such securities or units (or other property), and any exchanges or exchange rights (including the applicable exchange ratio) related to such securities or units (or other property), shall be equitably adjusted to reflect such change in accordance with applicable laws.

Section 4. Termination.

(a) During the Term of Employment, the Company may terminate this Agreement with Employee for Cause and notice of such termination shall be sent to Employee. For the purposes hereof, “Cause” means Employee’s: (i) fraud, embezzlement, theft, dishonesty, or any misappropriation of any amount of money or other assets or property of the Company or any of its Affiliates; (ii) material breach of his fiduciary duties as an officer, trustee, or employee of the Company or any of its Affiliates; (iii) material breach by Employee of any of the material provisions of this Agreement (which are deemed to include, but are not limited to, failure to follow any lawful direction of the Executive Chairman, failure to maintain any regulatory approvals or licenses necessary to perform Employee’s duties, and any breach of Sections 5(f) or 6) that, to the extent curable, is not cured within ten (10) business days of written notice to Employee from the Company (except that, with respect to regulatory approvals or licenses, such cure period shall be a reasonable period as determined by the Company); and (iv) conviction of a felony, or any crime involving fraud, theft, or moral turpitude, under U.S. Federal, state or local laws or any applicable foreign laws (including any pleas of nolo contendere).

(b) Subsequent to the expiration of a notice of election to terminate the Term of Employment pursuant to Section 1, if the Company elects, at its sole discretion, to continue to employ Employee, Employee will be an employee at will and the Company may terminate the employment of Employee without Cause. This Agreement shall no longer govern the terms of Employee’s compensation when Employee is an employee at will. While Employee is an employee at will, the terms of Employee’s employment, including, but not limited to Employee’s compensation, shall be governed by the Company’s policies then in effect and award documentation applicable to Employee; provided, however, that Employee shall remain subject to the terms set forth in Sections 6, 8, 9, and 11 hereof.

(c) If in the Company’s reasonable good faith judgment during the Term of Employment, by reason of physical or mental disability, Employee is incapable of performing the essential functions of Employee’s position, with or without reasonable accommodation for a period of ninety (90) out of one hundred eighty (180) consecutive days, the Company at its option may thereafter terminate this Agreement with Employee and notice of such termination may be sent to Employee. The Salary of Employee during any period of disability shall be in accordance with the then-current policy of the Company. If Employee shall die during the Term of Employment, the Term of Employment shall automatically terminate. In the event the Company terminates this Agreement and Employee’s employment by reason of Employee’s death or permanent physical disability during the Term of Employment pursuant to this Section 4(c), as Employee’s sole and exclusive remedy (in law, equity, or otherwise) for such termination, subject to Section 4(e) for purposes of a termination due to permanent physical disability, and other terms and conditions herein: (i) Employee shall receive his Salary through the date of his termination; (ii) any unpaid Cash Bonus amount due with respect to a completed calendar year shall be paid in full; (iii) any unpaid Cash Bonus amount due with respect to the calendar year in which the date of termination occurs shall be paid pro-rata for the period of January 1 of such year to the date of termination; (iv) a prorated number of NPSUs issued as the Deferred Comp Bonus and scheduled to convert into PSUs on the next Conversion Date will so convert (and any remaining NPSUs subject to the Deferred Comp Bonus shall be forfeited in the case of disability); and (v) Employee’s then non-Exchangeable Newmark Partnership units, but excluding any portion of the Deferred Comp Bonus in NPSU form in the case of disability, will, as determined by the General Partner and as adjusted by the then-current Exchange Ratio, as applicable, be (y) redeemed for cash or stock ratably over the first (1st) through third (3rd) anniversaries of such termination or (z) exchanged into restricted shares of stock and become transferable ratably over the first (1st) through third (3rd) anniversaries of such termination. For clarity, in the event of Employee’s death, references in this Section to “Employee” shall mean Employee’s estate or legal representatives.

(d) In the event the Company terminates this Agreement without Cause (other than by reason of Employee’s death or disability) during the Term of Employment (which is a breach of the Agreement) and Section 5 does not apply, then the parties agree that, as Employee’s sole and exclusive remedy (in law, equity, or otherwise) for such termination without Cause, subject to Section 4(e) and other terms and conditions herein: (i) Employee shall receive his Salary through the last day of the then-current Term of Employment; (ii) any unpaid Cash Bonus amounts shall be paid on the originally scheduled payment dates; and (iii) Employee’s then non-Exchangeable Newmark Partnership units will, as determined by the General Partner and adjusted by the then-current Exchange Ratio (as defined in the Newmark Partnership Agreement), as applicable, be (y) redeemed for cash or stock ratably over the first (1st) through third (3rd) anniversaries of such termination or (z) exchanged into restricted shares of stock and become transferable ratably over the first (1st) through third (3rd) anniversaries of such termination.

(e) It is a condition precedent to the Company’s obligations to provide any of the consideration under Sections 3(b)(iii)(z), 4(c), 4(d) and 5 (as applicable) in connection with Employee’s termination that, inter alia, Employee has fully satisfied the non-compete, non-solicit, and media non-disparage conditions under this Agreement, and exclusive of Section 3(b)(iii)(z), the Partnership Agreement, through such applicable exchange, transfer, redemption, or distribution date and the Release Condition (defined below), and all redemptions, exchanges, and distributions shall be subject to applicable taxes and withholdings. Payments and benefits described in Sections 3(b)(iii)(z), 4(c), 4(d) and 5 which do not constitute nonqualified deferred compensation and are not subject to Code Section 409A (as defined below) shall commence five (5) days after the Release Condition is satisfied and payments and benefits which are subject to Code Section 409A shall commence on the 60th day after termination of employment (subject to further delay, if required pursuant to Section 13 below) provided that the Release Condition is satisfied. If Employee fails to satisfy the Release Condition within fifty-five (55) days following the Termination Date, or if he revokes such release of claims as provided therein, he shall not receive the payments and benefits described in Section 3(b)(iii)(z), 4(c), 4(d) or 5, as applicable, but will continue to be bound by his obligations during the Non-Compete Period (as defined below). In consideration of the foregoing, Employee further acknowledges and agrees that Employee must continue to comply with his obligations under Section 6 irrespective of his termination without Cause, and the Company shall permit Employee, if Employee so desires, to continue to serve as a real estate broker for the Company in accordance with its rules and policies for the remainder of the Non-Compete Period (defined below); provided that the performance of services for, and the engagement in any transaction or arrangement with any client or prospective client of the Company or any Affiliate solely in connection with such continued service as a real estate broker by Employee in service of, and furtherance of, the Company shall not constitute a violation of Section 6(d) of this Agreement.

Section 5. Change of Control and Retirement

(a) In the event that, during the three-year period immediately following a Change of Control (defined below), Employee’s employment is terminated by the Company without Cause (other than by reason of Employee’s death or disability), then the parties agree that, as Employee’s sole and exclusive remedy (in law, equity, or otherwise) for such termination without Cause, and subject to Section 4(e) and the other terms and conditions herein: (1) the Company shall pay to Employee, in a lump sum in cash, as soon as practicable after Employee’s date of termination of employment and in accordance with Section 4(e), the gross amount of Twelve Million Five Hundred Thousand Dollars ($12,500,000); (2) the treatment of Employee’s then outstanding Grant Awards shall be in accordance with Section 5(d) notwithstanding the termination of Employee’s employment; and (3) Employee shall receive the Medical Benefits (defined below) upon termination, even if Employee has received the Medical Benefits during all or a portion of such three-year period (the “Change of Control Termination Benefit”).  Notwithstanding the foregoing provisions of this paragraph, in the event that Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (as determined in accordance with the methodology established by the Company as in effect on the Termination Date), amounts constituting nonqualified deferred compensation subject to Code Section 409Athat would otherwise be payable pursuant to the immediately preceding sentence during the six (6)-month period immediately following (and as a result of) Employee’s termination of employment by the Company without Cause shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), on the first business day after the date that is six (6) months following Employee’s “separation from service” within the meaning of Code Section 409A , or, if earlier, Employee’s death (the “Six-Month Delay”).

(b) “Medical Benefits” means, solely for purposes of Section 5(a), that for two (2) years after Employee’s termination of employment (the “Benefit Continuation Period”), the Company shall provide health care (i.e., medical, dental, vision and prescription drug coverage) and life insurance benefits to Employee and/or his family substantially similar to, and at the same after-tax cost to Employee and/or his family, as those that would have been provided in accordance with the Company’s plans, programs, practices and policies providing health care and life insurance benefits and at the benefit level provided immediately prior to the Change of Control or, if more favorable, as in effect generally at any time thereafter with respect to other peer executives of the Company and their families; provided, however, that the health care benefits provided during the Benefit Continuation Period shall be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from Employee’s income for federal income tax purposes and, if the Company reasonably determines that providing continued coverage under one or more of its health care benefit plans contemplated herein could be taxable to Employee, the Company shall provide such benefits at the level required hereby through the purchase of individual insurance coverage; provided, however, that, if Employee becomes re-employed with another employer and eligible to receive health care and life insurance benefits under another employer-provided plan, the health care and life insurance benefits provided hereunder shall be secondary to those provided under such other plan during such applicable period of eligibility. Following the end of the Benefit Continuation Period, Employee will be eligible for continued health coverage as required by Section 4980B of the Code or other applicable law (“COBRA Coverage”), as if Employee’s employment with the Company had terminated as of the end of such period, and the Company shall take such actions as are necessary to cause such COBRA Coverage not to be offset by the provision of benefits under this paragraph and to cause the period of COBRA Coverage to commence at the end of the Benefit Continuation Period.

(c) For purposes of this Agreement, a “Change of Control” shall occur in the event that either Newmark, or substantially all of the real estate brokerage and related businesses of Newmark and/or its subsidiaries, is/are no longer controlled by Cantor Fitzgerald, L.P., Howard W. Lutnick or a person or entity controlled by, controlling or under common control with Cantor Fitzgerald, L.P., exclusive of an ownership change (i) following which an entity or entities controlled by Howard W. Lutnick, or his family members, heirs or estate, continue to control Newmark or (ii) resulting from the estate planning of Howard W. Lutnick, provided that any such estate planning is limited to transfers to family members or heirs of Howard W. Lutnick or transfers to trusts or other entities controlled by Howard W. Lutnick or his family members, heirs or estate.

(d) Upon a Change of Control, if applicable, and subject to the terms and conditions herein, (i) Employee’s then non-Exchangeable Newmark Partnership units will, as determined by the General Partner, and adjusted by the then-current Exchange Ratio, as applicable, be (y) redeemed for cash or stock ratably over the first (1st) through third (3rd) anniversaries of such Change of Control or (z) exchanged into restricted shares of stock and become transferable ratably over the first (1st) through third (3rd) anniversaries of such Change of Control or as soon as practicable thereafter and (ii) Employee’s other outstanding Grant Awards (if any) will, as applicable, vest, be redeemed for cash or stock, and/or be exchanged and transferred ratably over the first (1st) through third (3rd) anniversaries of such Change of Control or as soon as practicable thereafter; provided that, inter alia, as of each applicable redemption or vesting or transfer date, Employee remains employed by the Company in Good Standing, unless Employee has been terminated by the Company without Cause (other than due to death or disability) within three (3) years immediately following such Change of Control (and thereby the terms of Section 5(a) apply).

(e) It is the current intention of the General Partner of the Partnership (which is Newmark Holdings, LLC) that, upon Employee’s permanent retirement from the Company and the real estate brokerage industry (as reasonably determined by the General Partner), and if and only if Employee remained employed by the Company in Good Standing through the Initial Term: (i) Employee will receive his Cash Bonus with respect to calendar year 2026 in accordance with the normal Cash Bonus payment schedule, (ii) Employee’s then non-Exchangeable Newmark Partnership units (excluding the Deferred Comp Bonus) at the time of Employee’s retirement (as adjusted by the then-current Exchange Ratio, as applicable, and subject to reduction for taxes and withholdings) shall, at Employee’s election, either be (w) as determined by the General Partner, redeemed for cash or stock ratably over the first through fourth (4th) anniversaries of such retirement or (x) exchanged into restricted shares of stock or deferred cash upon such retirement and become transferable ratably over the first (1st) through fourth (4th) anniversaries of such retirement; and (iii) the Deferred Comp Bonus shall be treated in accordance with Section 3(b)(iii), commencing on the 60th day after termination of employment due to retirement (subject to further delay, if required pursuant to Section 13 below) provided that the Release Condition is satisfied; provided that, inter alia, with respect to (i), (ii) and (iii): (y) Employee continues to be retired (as described above) and to have fully satisfied the non-compete, non-solicit, and media non-disparage conditions for transfer, vesting, distribution, or redemption set forth in the documentation through such applicable transfer, redemption, or distribution date; and (z) Employee may request for the General Partner to permit Employee to remain a Partner in the Partnership until otherwise determined by the General Partner.

(f) Employee acknowledges and agrees that he shall not resign from, or voluntarily cease providing services to, the Company during the Term of Employment, and any dispute under this Agreement does not excuse him from his continued performance under this Agreement. Subject to Employee’s obligations set forth in Section 1, should Employee resign or voluntarily cease providing services to the Company during the Term of Employment for any reason, Employee shall forfeit any compensation not yet paid to him (other than his Salary pro-rated through the Termination Date). “Termination Date” means the date of Employee’s termination of employment for any reason.

(g) In the event the Company notifies Employee of the Company’s election to terminate this Agreement with Employee, such notice of termination shall become effective (i) if mailed, three (3) days after mailing of notice thereof to Employee or (ii) if delivered by hand, upon delivery.

(h) In the event Employee’s employment is terminated for any reason, Employee will promptly resign from any officer and/or director positions Employee may hold with the Company or any of its Affiliates.

Section 6. Non-Competition; Non-Disclosure; Non-Solicitation; Non-Disparagement.

(a) Employee acknowledges that, during Employee’s employment, Employee will have access to and become acquainted with the Company’s and its Affiliates’ confidential records. Employee hereby covenants and agrees that during Employee’s employment and thereafter, Employee shall keep strictly confidential all information which Employee presently possesses or which Employee may obtain during the course of Employee’s employment or any consulting arrangement with the Company or one of its Affiliates with respect to its client information, trade secrets, copyrights, patents, trademarks, service marks, source code, business practices, finances, developments, affairs, records, data, formulae, documents, intangible rights, other intellectual property and other confidential information (collectively, “Confidential Information”) of the Company or any Affiliate, or information about the Company or any Affiliate not generally known to the public and not disclose the same, directly or indirectly, to any other person, firm or corporation or utilize the same, except solely in the course of performing Employee’s duties on behalf of the Company and its Affiliates pursuant to this Agreement. All Confidential Information relating to the business of the Company and its Affiliates which Employee shall develop, conceive, produce, prepare, use, construct or observe during the Term of Employment shall be and remain the sole property of the Company or the relevant Affiliate. Employee further agrees that upon the termination of Employee’s employment (irrespective of the time, manner or cause of termination), Employee will surrender and deliver to the Company or its applicable Affiliate all Confidential Information, including but not limited to work papers, memoranda, lists, books, records and data of every kind, as well as any copies thereof, relating to or in connection with the Company’s and its Affiliates’ Confidential Information and business. It is understood that Employee may be required to disclose Confidential Information pursuant to subpoena, other court process, at the direction of governmental or self-regulatory agencies, or otherwise as required by law.

(b) During the Term of Employment and until two (2) years after the later of the expiration of the Term of Employment or the Termination Date (the “Non-Compete Period”), neither Employee nor any of his respective Affiliates will, directly or indirectly, manage, operate, join, control, promote, invest, participate or become interested in, provide services to, or be connected in any capacity (whether as an employee, employer, trustee, consultant, agent, principal, partner, corporate officer, director, creditor, owner or shareholder or in any other individual or representative capacity) with any business activity, business, individual, partnership, firm, corporation or other entity which is engaged, wholly or partly, in the same or similar business of any then current or contemplated (for which the Company or any Affiliate has taken preparatory steps) business of the Company or any Affiliate (which includes, without limitation: (i) the brokerage of real estate, real estate related assets or products; (ii) real property and/or facilities management; (iii) real estate leasing, asset management, consulting or investment sales; (iv) advice or services related thereto; and (v) multi-family residential property financing). Notwithstanding the above, nothing in this Agreement shall (I) prohibit Employee from acquiring or owning, in accordance with the Company’s or its applicable Affiliate’s policies and procedures regarding personal securities transactions, less than 5% of the outstanding securities of any class of any corporation that are listed on a national securities exchange or traded in the over-the-counter market or (II) prohibit Employee from participating in the Permitted Activities.

(c) As additional consideration for Employee’s performance of the covenants contained above, and in exchange for Employee being available at the Company’s request during the Non-Compete Period to consult and answer such questions relating to the Company and matters about which Employee has knowledge at no additional cost, the Company shall pay Employee for each month commencing with the later of the expiration of the Term of Employment or the Termination Date and continuing until the expiration of the Non-Compete Period (the “Non-Compete Payments”) an amount equal to Eighty-Three Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($83,333.33). Notwithstanding the foregoing, if the Company or its Affiliate determines that Employee has breached any of Employee’s covenants contained herein, the Company may suspend the making of any Non-Compete Payments or offset from such payments (or any other amounts then due or that will become due to Employee from the Company) the Company’s reasonable estimate of the damages it or its Affiliate has suffered as the result of such breach or any other amounts owed by Employee to the Company or one of its Affiliates, in each case without prejudice to any of its rights or remedies under this Agreement. A condition precedent to the Company’s obligations to pay the Non-Compete Payments shall be Employee’s execution and delivery within fifty-five (55) days following his termination of employment of a timely and effective and irrevocable release of claims in favor of the Company and its Affiliates, in the customary form provided by the Company to Employee; provided that Employee shall not be required to release any claims with respect to (i) the right to enforce this Agreement; (ii) vested benefits under employee benefit plans of the Company and its subsidiaries and Affiliates; (iii) any right, if any, to indemnification that Employee may have under the certificate of incorporation, the by-laws or equivalent governing documents of the Company or its subsidiaries or Affiliates, the laws of the State of Delaware or any other state of which such subsidiary or Affiliate is a domiciliary, or any indemnification agreement between Employee and the Company or one of its Affiliates; (iv) any right, if any, to insurance coverage under any directors’ and officers’ personal liability insurance or fiduciary insurance policy, if any; or (v) any rights that cannot be waived or released under then-applicable law (such condition, the “Release Condition”). If Employee fails to execute and deliver such release of claims within such fifty-five (55) day period, or if he revokes such release of claims as provided therein, he shall not receive the Non-Compete Payments but will continue to be bound by his obligations during the Non-Compete Period. Payments and benefits of amounts which do not constitute nonqualified deferred compensation and are not subject to Code Section 409A shall commence five (5) days after the Release Condition is satisfied and payments and benefits which are subject to Code Section 409A shall commence on the 60th day after termination of employment (subject to further delay, if required pursuant to Section 13 below) provided that the Release Condition is satisfied.

(d) During the Term of Employment and for a period of two (2) years after the later of the expiration of the Term of Employment or the Termination Date, Employee will not, either directly or indirectly, for any reason whatsoever, alone or with others (whether as an employee, employer, trustee, consultant, agent, principal, partner, corporate officer, director, creditor, owner or shareholder or in any other individual or representative capacity), solicit or entice away, perform services for, or engage in any transaction or arrangement (other than making an investment constituting a Permitted Activity for such transaction or arrangement) with, any client or prospective client of the Company or any Affiliate.

(e) During the Term of Employment and for a period of five (5) years after the later of the expiration of the Term of Employment or the Termination Date, for any reason whatsoever, Employee shall not, alone, or with others, directly or indirectly, (i) solicit, hire, affiliate for profit with (other than pursuant to a Permitted Activity for such affiliation for profit), or retain for Employee’s benefit or the benefit of any person or organization other than the Company or any Affiliate thereof, the employment or other services of any individual employed by, associated with, or serving as a consultant or independent contractor of, the Company or any Affiliate thereof, or any person who was employed by or served as a consultant or independent contractor of the Company or any Affiliate thereof at any time during the six (6) month period prior to the act or attempt to solicit, hire or retain such person, or (ii) encourage, solicit, influence or induce any such person to terminate or leave his or her employment or other remunerative relationship with the Company or any Affiliate thereof.

(f) Employee recognizes that Employee is being placed in a position of trust and confidence and as such will not during the Term of Employment or thereafter defame, disparage, libel or slander the Company or its Affiliates in any way and will not during the Term of Employment or thereafter contact, respond to any request from or in any way discuss, criticize, defame, disparage, libel or slander the Company or its Affiliates, employees, or agents to the media (print, television, or otherwise, whether on or off the record).

Section 7. Other Employee Obligations.

(a) Employee is required to well and faithfully serve the Company and any Affiliates and to the best of Employee’s ability use Employee’s best endeavors at all times to promote the development of the Company’s business and reputation. Employee warrants that, during Employee’s employment with the Company, Employee shall use Employee’s best efforts to generate revenues commensurate with Employee’s position and responsibilities on behalf of the Company and any Affiliates and to advance the interests of the Company and Affiliates.

(b) Employee must maintain the highest standards of honesty and fair dealing in Employee’s work for the Company and any Affiliate. Employee represents, warrants, and covenants that Employee possesses and will maintain all licenses, permits and qualifications necessary to perform Employee’s duties hereunder. Great importance is attached to the observance of the Company’s and its Affiliate’s policies and procedures as expressed in any personnel or compliance manual, all Federal and State laws and regulations (or if applicable, those of a foreign jurisdiction) and the rules of the any applicable self-regulatory organization.

(c) During the Term of Employment and any extensions thereof, Employee shall not, without the written consent of the Company, enter into an agreement, whether oral, written or otherwise, with any person, firm or corporation providing for Employee’s future employment by such or any other person, firm or corporation.

(d) The Partnership and Employee agree that the Partnership shall not initiate a court or arbitration proceeding against Employee to enforce the provisions of the Partnership Agreement in a manner that restricts Employee’s engagement in his Permitted Activities and/or that is more restrictive than the two-year non-compete, two-year client non-solicitation, five-year service provider/employee non-solicitation, and non-disparagement provisions in this Agreement to which Employee, one of the principle sellers, is subject if, as determined by the General Partner, Employee at all times otherwise has fully complied with, and remains in full compliance with, all of Employee’s agreements with the Company and/or its current and future Affiliates.

Section 8. Injunctive Relief.

The parties acknowledge that in the event of a breach or a threatened breach by Employee of any of Employee’s obligations under this Agreement, the Company and its Affiliates will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by Employee, the Company and its Affiliates shall be entitled to specific performance of this Agreement or such equitable and injunctive relief, without proof of special damages or the posting of any bond or other security, as may be available to restrain Employee and any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach from the violation of the provisions hereof. The Company and its Affiliates will be entitled to seek such relief, without the posting of any bond or other security, in court pursuant to Section 7502(c) of the New York Civil Practice Law and Rules, or any successor provision thereto. Nothing herein shall be construed as prohibiting the Company or any Affiliate from pursuing any other remedies available at law or in equity for such breach or threatened breach in any dispute under Section 8 hereof.

Section 9. Dispute Resolution.

Any disputes, differences or controversies arising at any time under this Agreement or Employee’s employment shall, to the maximum extent permitted by applicable law, be brought before, and settled and finally determined by, a court of competent jurisdiction in the Borough of Manhattan, New York City, New York, and such court shall have exclusive jurisdiction over any such dispute or action; provided that the parties expressly waive their right to any trial before jury and, to the maximum extent permitted by applicable law, the parties waive any right to seek special, exemplary, multiple, or punitive damages or amounts in the nature of special, exemplary, multiple, or punitive damages, or penalties regardless of the nature or form of the claim or grievance that has been submitted to the court.

Section 10. Entire Agreement; Enforceability; Partial Invalidity.

(a) This Agreement contains the entire agreement of the parties or its Affiliates with respect to the subject matter hereof and supersedes any and all prior agreements and understandings between the parties; provided however, that nothing herein modifies, alters, or eliminates any of the rights and obligations of BGC and Employee under the Equity Purchase Agreement dated April 27, 2011, between BGC, the Company, and the Sellers (as such term is defined therein). For the avoidance of doubt, as of the Effective Date, this Agreement shall supersede and replace the NPLP Prior Agreement (and the NHLP Prior Letter Agreement and BGCHLP Prior Agreement are null and void as of February 10, 2023). Neither party is relying upon any promises, representations or inducements, written, oral or otherwise, which are not set forth in this Agreement, and no modification or waiver of any provision hereof will be binding upon any party unless in writing and signed by the parties hereto. As of the date hereof, and other than with respect to any debt or other outstanding monetary obligations or existing compensatory (including equity-based) interests Employee has with respect to the Company or an Affiliate thereof, the Agreement supersedes and replaces any employment, independent contractor, or other services-related, compensation-related, or similar agreements and understandings in effect immediately prior to the date hereof between Employee and BGC or the Company or any Affiliate thereof, and Employee waives any rights to termination notice, if any, thereunder.

(b) The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. In the event that a court of competent jurisdiction shall determine that any covenant set forth in this Agreement is impermissibly broad in scope, duration or geographical area, or is in the nature of a penalty, then the parties intend that such court should limit the scope, duration or geographical area of such covenant to the extent, and only to the extent, necessary to render such covenant reasonable and enforceable, and enforce the covenant as so limited.

Section 11. Miscellaneous.

This Agreement:

(a) shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors and administrators. No waiver or modification shall be deemed to be a subsequent waiver or modification of the same or any other term, covenant or condition in this Agreement;

(b) may not be assigned, in whole or in part, by either party hereto without the prior written consent of the other party (any purported assignment hereof in violation of this provision being null and void); however, it may be assigned without recourse, in whole or in part by the Company to any Affiliate or to any successor in interest of the Company or any Affiliate by merger, consolidation, reorganization or otherwise, and may be executed in various counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof except that any disputes hereunder relating to or concerning the Partnership, including, without limitation, Sections 5(d) and (e) shall be governed by the Newmark Partnership Agreement, including the choice of law and venue provisions set forth therein. Employee hereby waives personal service of process, and irrevocably submits to service of process by mail; and

(c) shall be effective only when executed each of the Company and Employee and upon such execution shall be binding and enforceable; the Agreement in unsigned form does not become an offer of any kind and does not become capable of acceptance until executed by Employee, and at such time, the Agreement is capable of acceptance by signature by an official at the Company. Facsimile signatures or signatures delivered via other electronic means shall be deemed original signatures.

Section 12. Notices.

All notices pursuant to this Agreement shall be in writing, shall either be delivered by hand or mailed by certified or registered mail, return receipt requested, postage prepaid to Employee’s primary residential address then on file with the Company or to such other address as may be designated for such purpose in written notice and shall be effective upon receipt when delivered by hand or on the third business day after the day on which mailed. Any notice to the Company or the Partnership hereunder will similarly be sent to:

General Counsel or Chief Legal Officer
Newmark Partners, L.P. or Newmark Holdings, L.P.

125 Park Avenue
New York, New York 10017
Tel (212) 610-2200

Section 13. Code Section 409A.

(a) The payments under this Agreement are intended to either comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time (“Code Section 409A”), including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and will be administered, construed, and interpreted in accordance with such intent. If any provision of this Agreement needs to be revised to satisfy the requirements of Code Section 409A, then the Company shall use its reasonable efforts to modify such provision to the extent and in the manner necessary to be in compliance with (or to satisfy an exemption from) such requirements of the Code Section 409A and any such modification will attempt to maintain the same economic results as were intended under this Agreement. Each payment under this Agreement is intended to be treated as one of a series of separate payments for purposes of Code Section 409A and Treas. Reg. §1.409A-2(b)(2)(iii) (or any similar or successor provisions). Notwithstanding anything in this Agreement to the contrary, to the extent Employee is considered a “specified employee” (as defined in Code Section 409A and Treas. Reg. §1.409A-1(c)(i) or any similar or successor provision) and would be entitled to a payment during the six (6)-month period beginning on (and as a result of) the Termination Date that is not otherwise excluded under Code Section 409A under the exception for short-term deferrals, separation pay arrangements, reimbursements, in-kind distributions, or any otherwise applicable exception, the payment will be subject to the Six-Month Delay. The Company does not guarantee that any payments made in connection with the Agreement will satisfy all applicable provisions of Code Section 409A. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Code Section 409A, references to “termination of employment”, “termination”, or words and phrases of similar import, shall be deemed to refer to Employee’s “separation from service” as defined in Code Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Code Section 409A.

(b) Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Code Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Employee only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Employee’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Employee’s “separation from service” occurs. To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Code Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any lifetime or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Employee incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Newmark Partners, L.P.

By:	/s/ Howard W. Lutnick
	Name:	Howard W. Lutnick
	Title:	Chairman

Newmark Holdings, L.P.
(with respect to only Sections 3(b)(ii), 3(b)(iii), 4(c), 4(d), 5(d) and 5(e), and 7(d))

By:	/s/ Howard W. Lutnick
	Name:	Howard W. Lutnick
	Title:	Chairman

BARRY GOSIN

/s/ Barry Gosin

[Second Amended and Restated Agreement between Newmark Partners, L.P.,

Newmark Holdings, L.P., and Barry Gosin, dated August 7, 2024]